Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-159613) and related Prospectus of Acme Packet, Inc. for the registration of 2,874,383 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2009, with respect to the consolidated financial statements of Acme Packet, Inc., and the effectiveness of internal control over financial reporting of Acme Packet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 6, 2009
Boston, Massachusetts